QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1(aa)

CERTIFICATE OF INCORPORATION
OF
HOMEBUILDERS TITLE SERVICES, INC.

ARTICLE ONE

        The name of this Corporation (hereinafter called the "Corporation") is Homebuilders Title Services, Inc.

ARTICLE TWO

        The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

        The nature of the business and the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

        The Corporation shall have authority, to be exercised by its board of directors, to issue 1,000 shares of common stock of the par value of $1.00 per share.

ARTICLE FIVE

        The number of directors which shall constitute the whole board of directors of the Corporation shall be determined pursuant to the by-laws of the Corporation as provided therein. Elections of directors need not be by written ballot.

ARTICLE SIX

        In furtherance and not in limitation of the powers conferred by statute and in accordance with any relevant provisions of the by-laws, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE SEVEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE EIGHT

        The Corporation shall indemnify all directors and officers of the Corporation, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the by-laws of the Corporation, from and against any and all expenses, liabilities or other matters. The Corporation may indemnify, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the by-laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

ARTICLE NINE

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Nine shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

ARTICLE TEN

        The name and mailing address of the incorporator are Sarah K. Keech, c/o Paul, Hastings, Janofsky and Walker LLP, 600 Peachtree St., N.E., Suite 2400, Atlanta, GA 30308.

        I, THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do hereby make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and, accordingly, have hereunto set my hand this 25th day of January, 1999.

/s/ SARAH K. KEECH Sarah K. Keech

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

          1.     The name of the corporation (hereinafter called the "corporation") is HOMEBUILDERS TITLE SERVICES, INC.

          2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

          3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

          4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 5/29/02

/s/ TERESA DIETZ TERESA DIETZ, SECRETARY

QuickLinks

  Exhibit 3.1(aa)
CERTIFICATE OF INCORPORATION OF HOMEBUILDERS TITLE SERVICES, INC.